Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2010, with respect to the consolidated financial statements of Center Financial Corporation included in the Current Report on Form 8-K of Nara Bancorp, Inc. dated September 30, 2011. We hereby consent to the incorporation by reference of said report in the Current Report of BBCN Bancorp, Inc. on Form 8-K/A (Amendment No. 1) and in the Registration Statements of BBCN Bancorp, Inc. on Forms S-3 (File Nos. 333-161992 and 333-172521) and on Forms S-8 (File Nos. 333-145014 and 333-179241).

/s/ GRANT THORNTON LLP

Los Angeles, California
February 3, 2012